Exhibit 99.1

Energy Services of America Reports Fiscal Third Quarter 2024 Results

Records 510 Basis Point Improvement in Gross Margin and 13 Percent Sequential Increase in Backlog

HUNTINGTON, W.Va., August 12, 2024 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced its results for its fiscal third quarter ended June 30, 2024.

Third Quarter Summary (1)

•	Revenue of $85.9 million versus $85.5 million

•	Gross profit of $15.3 million, a 41% increase

•	Net income of $17.5 million, or $1.06 per diluted share, compared to $3.4 million, or $0.21 per diluted share. This quarter’s results include approximately $11.4 million net of estimated income tax expense, or $0.69 per diluted share, from a legal judgement

•	Adjusted EBITDA of $10.8 million compared to $7.5 million

•	Backlog of $250.9 million compared to $222.8 million as of March 31, 2024

(1) All comparisons are versus the comparable prior year period, unless otherwise stated.

"Our third quarter results, particularly our improved gross profit, reflect the underlying strength of the business and our ability to focus on projects with more favorable margin profiles," said Doug Reynolds, President. "We added $28 million to our backlog compared to the second quarter and continue to identify and hire the right employees to effectively manage these additional projects.”

“We continue to experience very favorable tailwinds across the industries we serve and believe this trend will continue well into fiscal 2025. We reduced our debt by almost $14 million in the quarter and our strong balance sheet will allow us to continue to be opportunistic with acquisitions. Overall, we are very optimistic about the prospects for our business over the coming quarters and believe we are well-positioned to deliver long-term value to our shareholders,” Mr. Reynolds concluded."

Third Quarter Fiscal 2024 Financial Results

Total revenues for the period were $85.9 million, compared to $85.5 million in the third quarter of fiscal 2023. Increased work within the Gas & Water Distribution and Electrical, Mechanical and General business lines was mostly offset by lower revenue within the Gas & Petroleum Transmission segment.

Gross profit was $15.3 million, compared to $10.9 million in the prior-year quarter. Gross margin was 17.8% of revenues, compared to 12.7% of revenues in the third quarter of fiscal 2023. The increase is related to sales mix and timing of projects across the business.

Selling and administrative expenses were $6.8 million, compared to $5.3 million in the prior-year quarter. The increase is primarily related to additional personnel hired to secure and manage work for expected growth.

Net income was $17.5 million, or $1.06 per diluted share, compared to net income of $3.4 million or $0.21 per diluted share in the third quarter of fiscal 2023. This quarter’s results include approximately $11.4 million, or $0.69 per diluted share, related to proceeds from a legal judgement.

Backlog as of June 30, 2024 was $250.9 million, compared to $222.8 million as of March 31, 2024 and $185.9 million as of June 30, 2023.  Backlog at June 30, 2024 was comprised of approximately 30% water projects and 20% in new construction projects in the electric vehicle battery and steel manufacturing industries. The remaining backlog consisted of the Company’s normal mix of business.

Below is a comparison of the Company's operating results for the three and nine months ended June 30, 2024 and 2023 (unaudited):

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Revenue	$85,923,760	$85,529,892	$247,214,602	$199,245,920

Cost of revenues	70,615,936	74,650,897	214,828,263	178,480,010

Gross profit	15,307,824	10,878,995	32,386,339	20,765,910

Selling and administrative expenses	6,815,191	5,283,617	21,335,862	16,487,502
Income from operations	8,492,633	5,595,378	11,050,477	4,278,408

Other income (expense)
Interest income	-	-	-	196
Other nonoperating expense	(27,446)	(72,338)	(33,935)	(163,525)
Income from lawsuit judgement	15,634,499	-	15,634,499	-
Interest expense	(546,960)	(639,888)	(1,771,560)	(1,713,862)
Gain on sale of equipment	571	30,136	292,166	47,073
	15,060,664	(682,090)	14,121,170	(1,830,118)

Income before income taxes	23,553,297	4,913,288	25,171,647	2,448,290

Income tax expense	6,039,670	1,497,742	6,724,653	767,970

Net income	$17,513,627	$3,415,546	$18,446,994	$1,680,320

Weighted average shares outstanding-basic	16,565,827	16,602,556	16,567,034	16,659,169

Weighted average shares-diluted	16,597,982	16,602,556	16,602,903	16,659,169

Earnings per share-basic	$1.06	$0.21	$1.11	$0.10

Earnings per share-diluted	$1.06	$0.21	$1.11	$0.10

Please refer to the table below that reconciles adjusted EBITDA with net income (unaudited):

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2024	2023	2024	2023
Net income	$17,513,627	$3,415,546	$18,446,994	$1,680,320

Add: Income tax expense	6,039,670	1,497,742	6,724,653	767,970
Add: Interest expense, net of interest income	546,960	639,888	1,771,560	1,713,666
Add: Non-operating expense	27,446	72,338	33,935	163,525
Less: Income from lawsuit judgement	(15,634,499)	-	(15,634,499)	-
Less: Gain on sale of equipment	(571)	(30,136)	(292,166)	(47,073)
Add: Depreciation and intangible asset amortization expense	2,264,418	1,862,875	6,662,650	5,757,387
Adjusted EBITDA	$10,757,051	$7,458,253	$17,713,127	$10,035,795

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures and other information relating to these measures are included herein. We include these measurements to enhance the understanding of our operating performance. We believe that Adjusted EBITDA as presented herein, considered along with net income (loss), is a relevant indicator of trends relating to the cash generating activity of our operations. We believe that excluding the costs herein provides a consistent comparison of the cash generating activity of our operations. We believe that Adjusted EBITDA is useful to investors as they facilitate a comparison of our operating performance to other companies who also use Adjusted EBITDA as supplemental operating measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release, risks and uncertainties related to the restatement of certain of our historical consolidated financial statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710